Exhibit (h)(xiii)

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Agreement”) is entered into on April 30, 2011, by and among DWS Investments Fund Accounting Corporation, a Delaware corporation with its principal office and place of business at One Beacon Street, Boston, MA 02108 (“DFAC” or the “Assignor”), and Deutsche Investment Management Americas Inc., a Delaware corporation with its principal office and place of business at 345 Park Avenue, New York, NY 10154 (“DIMA” or the “Assignee”).

WHEREAS, DFAC and each entity listed in Appendix A (each a “Fund”) are parties to a Fund Accounting Services Agreement, as amended (each a “Fund Accounting Services Agreement”);

WHEREAS, DFAC desires to assign its duties, rights, and interests to DIMA and DIMA desires to receive and assume all of the duties, rights, and interests of DFAC under the Fund Accounting Services Agreement;

WHEREAS, the Fund Accounting Services Agreement may be assigned pursuant to Section 11 thereof subject to the consent of the Fund as authorized or approved by resolution of its Board of Directors/Trustees; and

WHEREAS, each Fund by resolution of its Board of Directors/Trustees approved the assignment and assumption made pursuant to Section 1.1 of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby expressly acknowledged, the parties agree as follows:

1. Assignment and Release.

1.1.           Assignment.  Assignor hereby divests, assigns, transfers, conveys and delivers absolutely unto Assignee all of its duties, rights, and interests in, to and under the Fund Accounting Services Agreement.  Assignee hereby receives and accepts the aforesaid assignment and agrees to acquire and assume all of the duties, rights, and interests of Assignor under the Fund Accounting Services Agreement.  The parties hereto acknowledge and agree that this Assignment is made in accordance with Section 11 of the Fund Accounting Services Agreement.

1.2           Release and Discharge of Assignor.  From and after the date hereof, the parties hereto hereby acknowledge and agree that Assignor shall be fully released and forever discharged from its duties under the Fund Accounting Services Agreement to which Assignor is a party.

2. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law rules.

3. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

4. Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof.

5. Unenforceability.  In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal or unenforceable, then such provision shall neither affect nor impair the legality and enforceability of any other provision of this Agreement.

6. Joint Negotiation.  The parties to this Agreement acknowledge and agree that they have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7. Paragraph Headings.  The headings of paragraphs contained in this Agreement are provided for convenience of reference only.  They form no part of this Agreement and shall not affect its construction or interpretation.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

DWS INVESTMENTS FUND ACCOUNTING CORPORATION, as Assignor By: /s/Paul Schubert Name: Paul Schubert Title: President

By: /s/Caroline Pearson
Name:  Caroline Pearson
Title:  Vice President & Secretary

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC., as Assignee

By: /s/Alban Miranda
Name:  Alban Miranda
Title:  Chief Operating Officer

By: /s/John Millette
Name:  John Millette
Title:  Director

Schedule A

Fund	Agreement Dated
Cash Account Trust, on behalf of its series Money Market Portfolio	December 31, 1997
DWS Global High Income Fund, Inc. (f/k/a The Latin Dollar Income Fund, Inc.)	January 15, 1996
DWS High Income Trust (f/k/a Kemper High Income Trust)	December 31, 1997
DWS Multi-Market Income Trust (f/k/a Kemper Multi-Market Income Trust)	December 31, 1997
DWS Municipal Income Trust (f/k/a Kemper Municipal Income Trust and Scudder Municipal Income Trust)	December 31, 1997
DWS RREEF Real Estate Fund, Inc.	October 28, 2002
DWS RREEF Real Estate Fund II, Inc. (f/k/a Scudder RREEF Real Estate Fund II, Inc.)	August 26, 2003
DWS Strategic Income Trust (f/k/a Kemper Strategic Income Trust and Scudder Strategic Income Trust)	December 31, 1997
DWS Strategic Municipal Income Trust (f/k/a Kemper Strategic Municipal Income Trust and Scudder Strategic Municipal Income Trust)	December 31, 1997
DWS Value Series, Inc., on behalf of DWS Dreman Mid Cap Value Fund (f/k/a Scudder Dreman Mid Cap Value Fund)	August 1, 2005
DWS Value Series, Inc., on behalf of DWS Dreman Small Cap Value Fund (f/k/a Kemper Small Cap Value Fund and Scudder Dreman Small Cap Value Fund)	December 31, 1997
DWS Value Series, Inc., on behalf of DWS Strategic Value Fund (f/k/a Kemper-Dreman High Return Equity Fund, Scudder Dreman High Return Equity Fund, and DWS Dreman High Return Equity Fund)	December 31, 1997

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